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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXONYX INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	86-0883978 (I.R.S. Employer Identification No.)
825 THIRD AVENUE, 40th FLOOR, NEW YORK, NEW YORK (Address of Principal Executive Offices)	10022 (Zip Code)

AXONYX INC. 2000 STOCK OPTION PLAN
(Full Title of the Plan)

Marvin S. Hausman, M.D., President & Chief Executive Officer
825 Third Avenue
40th Floor
New York, New York 10022
(212) 688-4770
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001	1,000,000	$1.48-3.16	$2,485,528	$228.67

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2000 Stock Option Plan of Axonyx Inc. by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of the Registrant's Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of (i) the actual exercise prices of $2.89 per share for 100,000 shares and $3.16 per share for 514,600 shares; and (ii) the average of the high and low prices reported for the Common Stock on August 13, 2002 of $1.48 with respect to 385,400 shares of Common Stock subject to future grants of options under the under the 2000 Stock Option Plan, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        Axonyx Inc. hereby incorporates by reference into this Registraton Statement the following documents previously filed with the Securities and Exchange Commission ("SEC"):

  1.
  The Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 28, 2002;

  2.
  The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, filed with the SEC on May 14, 2002 and August 14, 2002, respectively; and

  3.
  The description of our common stock set forth in the Amendment No. 1, Registration Statement on Form 10-SB, filed with the SEC on August 10, 1999.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Nevada General Corporation Law allows us to indemnify our officers and directors from liability incurred by reason of the fact that he or she is or was an officer or director of the corporation. We may authorize such indemnification if we determine that it is proper under the circumstances. This determination can be authorized based on a vote of our stockholders, by a majority vote of a quorum of directors who were not parties to the relevant legal action, or under certain circumstances, by independent legal counsel in a written opinion. The indemnification can include, but is not limited to, reimbursement of all fees, including amounts paid in settlement and attorney's fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit by the officer or director. The Restated Articles of Incorporation and the By-Laws of Axonyx Inc. contain provisions relating to indemnification of officers and directors. Those provisions appear below.

        Article X of the Articles of Incorporation of Axonyx Inc. provides as follows:

        The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Nevada Revised Statutes of the State of Nevada, as the same may be amended and supplemented. The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation. This indemnification shall be mandatory on all circumstances in which indemnification is permitted by law.

        Article VI of the By-Laws of Axonyx Inc. provides as follows:

        The corporation shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

        The corporation shall have the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

        The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Nevada Revised Statutes.

        We have purchased and maintained insurance covering our officers and directors for the purpose of covering indemnification expenses.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of our company as to which indemnification is being sought.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.		Description of Document
3.1	*	Restated Articles of Incorporation dated June 23, 2000
3.2	**	By-Laws
5.1		Opinion of Gordon & Silver, Ltd. regarding legality of the Common Stock being registered.
23.1		Consent of Eisner LLP
23.2		Consent of Gordon & Silver, Ltd. (Reference is made to Exhibit 5.1.)
24.1		Power of Attorney. (See signature page.)
99.1	***	Axonyx Inc. 2000 Stock Option Plan, as amended and restated

*
Incorporated by reference to the corresponding exhibit in the Form 10-QSB previously filed by the Company on August 14, 2000.

**
Incorporated by reference to the corresponding exhibit in the Registration Statement on Form 10-SB previously filed by the Company on March 17, 1999 (File no. 000-25571).

***
Incorporated by reference to the corresponding exhibit in the Schedule 14A previously filed by the Company on May 20, 2002.

Item 9. Undertakings.

A.
The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 2000 Stock Option Plan.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of August, 2002.

ANONYX INC.
By:	/s/ MARVIN S. HAUSMAN, M.D. Marvin S. Hausman, M.D. President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned, hereby severally constitute and appoint Marvin S. Hausman, M.D. and Michael R. Espey and each of them individually as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ ALBERT D. ANGEL Albert D. Angel	Chairman of the Board	August 14, 2002
/s/ MARVIN S. HAUSMAN, M.D. Marvin S. Hausman, M.D.	President & Chief Executive Officer Officer and Director (Principal Executive Officer)	August 14, 2002
/s/ ABRAHAM E. COHEN Abraham E. Cohen	Director	August 14, 2002
/s/ GOSSE B. BRUINSMA, M.D. Gosse B. Bruinsma, M.D.	Chief Operating Officer, Treasurer and Director (Principal Financial & Accounting Officer)	August 14, 2002
/s/ MICHAEL R. ESPEY Michael R. Espey	Vice President, Secretary, General Counsel and Director	August 14, 2002
/s/ CHRISTOPHER WETHERHILL Christopher Wetherhill	Director	August 14, 2002

Exhibit No.		Description of Document
3.1	*	Restated Articles of Incorporation dated June 23, 2000
3.2	**	By-Laws
5.1		Opinion of Gordon & Silver, Ltd. regarding legality of the Common Stock being registered.
23.1		Consent of Eisner LLP
23.2		Consent of Gordon & Silver, Ltd. (Reference is made to Exhibit 5.1.)
24.1		Power of Attorney. (See signature page.)
99.1	***	Axonyx Inc. 2000 Stock Option Plan, as amended and restated

*
Incorporated by reference to the corresponding exhibit in the Form 10-QSB previously filed by the Company on August 14, 2000.

**
Incorporated by reference to the corresponding exhibit in the Registration Statement on Form 10-SB previously filed by the Company on March 17, 1999 (File no. 000-25571).

***
Incorporated by reference to the corresponding exhibit in the Schedule 14A previously filed by the Company on May 20, 2002.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY